N-SAR Item 77Q(3) Exhibit
Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:


Evergreen California Municipal Bond Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		10,618,447	0.43		21,524,522	9.76
Class B		28,075		0.35		71,656		9.76
Class C		101,891	0.35		293,603	9.76
Class I		824,198	0.45		1,406,115	9.76


Evergreen Pennsylvania Municipal Bond Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		2,203,194	0.48		4,538,367	9.95
Class B		   568,289	0.40		1,138,847	9.91
Class C		   350,547	0.41		   844,512	9.93
Class I 	           21,971,282	0.51	           33,424,863	9.95